For Immediate Release: Financial and Business Editor . . . November 3, 2005

The Bank Holdings Reports 39% Increase in Quarterly Earnings

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank, today announced its results of operations and continued growth for the quarter ended September 30, 2005. Net income of $381 thousand was reported for the third quarter, as compared to a net loss of $142 thousand for the same period of 2004 and as compared to net income of $275 thousand for the second quarter ended June 30, 2005. Net income amounted to $833 thousand for the year-to-date period ending September 30, 2005, as compared to a net loss of $51 thousand for the same period in 2004. The company experienced continued growth during the nine months of 2005, as compared to the reported results for both September 30, and December 31, 2004. Since December 31, 2004, deposits have risen 44% to $271 million, gross loans have increased 43% to approximately $231 million, and total assets increased by 29% to $319 million.

Hal Giomi, Chief Executive Officer stated, “We are very proud of our continued asset and deposit growth and the constant improvement in earnings. Counter to general industry trends, we have increased our net interest margin this quarter. We attribute this increase to better asset distribution and our continued focus on liability costs. While the Company’s net interest margin is under pressure as the Federal Open Market Committee (FOMC) continues their unabated fight against inflation, we continue to be vigilant in all areas of potential expense reduction. Further, we have had minimal loan delinquencies and no loan charge-offs to date; yet we have added to our loan loss reserve on a consistent basis. As a result, the quality of our earnings is very good and we are mindful of how poor loan quality can sap an earnings stream at any time.”

David Funk, President of Nevada Security Bank, stated, “The third quarter continued much like the second quarter with our local market place and the economy remaining very strong. This strength helped fuel our deposit and loan growth in the markets we serve. We continue to see strong credit requests and developers are aggressive in their respective markets. Our experienced staff eagerly awaits the opportunity to assist the customers and the markets we serve.”

CURRENT ACTIVITIES
During the third quarter, the Company completed an intensive loan concentration analysis, precisely measuring geographic dispersion and collateral concentrations to assist in the validation of the loan loss reserve provisions. While a real estate loan concentration appears to exist, the extent of southern Nevada loan participations, California loan originations, and loans generated in the northern Nevada market, has resulted in significant diversification in the loan portfolio.

During the second quarter, the Company continued entity level and IT analyses required under the Sarbanes-Oxley Act Section 404 and to date has documented a number of processes within these areas. The implementation of the BancWare system for Asset/Liability Management has been accomplished, facilitating the monitoring and management of the Company’s interest rate risk.

On March 18, 2005, the Bank opened its fourth branch office in Roseville, California, which is separately branded as Silverado Bank. This branch office was merged with the Bank’s loan production office formerly located in Rancho Cordova, California.

The company reminds its shareholders that the warrants issued as a result of the stock sale of March 2003 are exercisable only between the dates of March 23, 2006 and May 22, 2006. Shareholders will be required to present their warrant certificate along with payment directly at the company’s offices only during this 60-day period. The warrants are exercisable at $11.00 per share.

FINANCIAL PERFORMANCE
Quarterly Analysis
On a quarterly basis, the unaudited consolidated earnings for the three months ended September 30, 2005 were $381 thousand, as compared to the unaudited losses for the quarter ended September 30, 2004 of $142 thousand. Each of these periods included losses on sales of investments, with $10 thousand of such losses for the quarter ended September 30, 2005 and $55 thousand of such losses for the same period of the prior year. In the third quarter of 2005, net interest income before the provision for loan losses was $2.7 million, which represents an approximate 54% increase from the $1.7 million reported for the same period in 2004.

Increased earnings are further reflected in the 80 basis point or 27% increase in the quarterly net interest margin to 3.74% as of September 30, 2005 from 2.94% as of September 30, 2004. The increased net interest margin demonstrates the continued expansion of the loan portfolio in the year over year period. The ratio of average gross loans to average total assets was 71.4%, 52.5% and 52.7% at September 30, 2005, December 31, 2004 and September 30, 2004, respectively.

Non-interest income (excluding securities gains or losses) was $386 thousand at September 30, 2005, as compared to $100 thousand for the same period in 2004. At September 30, 2005, non-interest expense was about $2.4 million with a net interest margin of 3.74%, as compared to nearly $1.7 million and 2.94% for the same period in 2004. At September 30, 2005 the Bank had four branches with 56 full-time equivalent employees (FTE); on the same date in 2004, the Bank had two branches with a third scheduled to open in early October 2004, a loan production office and 41 FTEs.

Year over year deposit growth was approximately $65 million or 31%, gross loan growth was approximately $91 million or 66%, and total assets grew nearly $75 million or approximately 31%. The Allowance for Loan Losses was $2.278 million at September 30, 2005 and represented 0.99% of outstanding gross loans at that date, as compared to $1.419 million and 1.02% of outstanding gross loans at September 30, 2004. The provision for probable loan losses was $292 thousand for the three months ended September 30, 2005, as compared to $207 thousand for the same period of 2004.

Basic earnings per share for the quarter ended September 30, 2005 were $0.13, as compared to the basic loss per share of $0.05 for the same period of the prior year and as compared to the basic earnings per share of $0.11 for the year ended December 31, 2004.

Year-To-Date Analysis
The unaudited consolidated earnings reported for the nine months ended September 30, 2005 was $833 thousand, as compared to the unaudited losses of $51 thousand for the same period in 2004. The Company had gains on sales of investments of $26 thousand for the nine month period ended September 30, 2005 and $46 thousand of losses on sales of investments for the same period of the prior year. In the nine months of 2005, net interest income before the provision for loan losses was approximately $7.2 million, which represents an increase of about 53% from the nearly $4.7 million reported for the same period in 2004. The increase in earnings is further reflected in the substantial 75 basis point or nearly 26% increase in net interest margin to 3.64% as of September 30, 2005 from 2.89% as of September 30, 2004.

Non-interest income (excluding securities gains/losses) was $593 thousand for the nine months ended September 30, 2005, as compared to $368 thousand for the same period in 2004. At September 30, 2005 non-interest expense was nearly $6.3 million with a non-interest income/expense factor of 2.87%, as compared to approximately $4.5 million and 2.55% for the same period in 2004. The provision for probable loan losses was $692 thousand for the nine months ended September 30, 2005, as compared to $597 thousand for the same period of 2004.

Basic earnings per share for the year to date period ended September 30, 2005 were $0.28, as compared to the basic losses per share of $0.02 for the same period of the prior year and as compared to the basic earnings per share of $0.11 for the year ended December 31, 2004. Return on average equity was 3.98% and return on average assets was 0.40% for the nine months of 2005, as compared to losses of 0.34% and 0.03%, respectively, for the same period of 2004, and ROE of 1.22% and ROA of 0.12% for the full year ended December 31, 2004.

LOAN GROWTH & CREDIT QUALITY
Gross loans increased approximately $91 million or nearly 66% when comparing September 30, 2005 to September 30, 2004. During the third quarter of 2005, gross loans grew approximately 14% or $29 million when compared to June 30, 2005 and approximately $70 million or 44% for the first nine months when compared to December 31, 2004.

The Bank had no past due loans as of September 30, 2005, two thirty day past due loans as of June 30, 2005, and none during any of its previously reported periods. Neither were there any non-performing assets for the periods being reported or compared. Furthermore, about 9% of the Bank’s loan portfolio is government guaranteed with a very low likelihood of loss, which therefore reduces the provision to the allowance for loan and lease losses.

EARNINGS GUIDANCE
Jack Buchold, Chief Financial Officer stated, “Our ability to recruit an experienced and capable staff has allowed us to manage quality loan and deposit growth and should position us for solid earnings growth in the million dollar range when comparing 2005 to 2004.”

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $28 million and operates four branches, two in Reno, one in Incline Village, and one in Roseville, California, which is separately branded as Silverado Bank. An approved branch office in the vicinity of Spanish Springs is scheduled to open during late 2006. The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area. For additional information, please visit www.nevadasecuritybank.com. The President of The Bank Holdings is Joseph Bourdeau and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-KSB as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada	Phone: 775-853-8600

FAX: 775-853-2068

Summary Selected Consolidated Financial Data
	Quarter Ended	Quarter Ended
	September 30, 2005	September 30, 2004	Year Ended December 31, 2004
		(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$4,643	$2,683	$10,536
Interest expense	1,964	947	3,669
Net interest income	2,679	1,736	6,867
Provision for loan losses	292	207	764
Non — interest income	376	45	420
Non — interest expenses	2,372	1,716	6,242
Provision for income taxes (1)	10	—	—

Net income	$381	$(142)	$281

Period End Data
Assets	318,922	244,041	246,842
Loans, gross	230,863	139,441	160,708
Securities	69,186	78,144	69,128
Deposits	270,932	206,296	188,341
Other borrowed funds	18,250	10,000	30,500
Shareholders’ equity	28,223	27,133	27,376
Non-performing assets (3)	—	—	—
Average Balance Sheet
Assets	299,087	246,617	233,439
Loans, gross	213,510	130,078	122,454
Deposits	255,332	206,324	199,305
Shareholders’ equity	28,967	26,491	23,090
Asset Quality
Non-performing assets (3)	—	—	—
Allowance for loan losses	2,278	1,419	1,586
Net charge-offs	—	—	—
Non-performing assets to total assets	—	—	—
Allowance for loan losses to loans	0.99%	1.02%	0.99%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	0.13	(0.05)	0.11
Diluted income per share	0.12	(0.05)	0.10
Book value per share	9.49	9.13	9.21
Period end common shares outstanding	2,974,330	2,970,930	2,972,330
Weighted average shares outstanding -basic	2,972,931	2,496,401	2,615,991
Weighted average shares outstanding -diluted	3,240,839	2,496,401	2,703,798
Financial Ratios
Return on average assets	0.13%	(0.06)%	0.12%
Return on average equity	1.32%	(0.54)%	1.22%
Net interest margin (2)	3.74%	2.94%	3.12%
Tier 1 leverage capital ratio	9.42%	11.13%	11.01%
(1) The Company does not record a provision for federal income taxes as a result of net operating losses, however, the Company has incurred California franchise taxes on its Roseville operation.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned. For all periods presented, there are none.

Summary Selected Consolidated Financial
Data
	Quarter Ended June	Quarter Ended June 30,
	30, 2005	2004	Year Ended December 31, 2004
		(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$3,864	$2,458	$10,536
Interest expense	1,533	825	3,669
Net interest income	2,331	1,633	6,867
Provision for loan losses	186	170	764
Non — interest income	97	122	420
Non — interest expenses	1,967	1,499	6,242
Provision for income taxes (1)	—	—	—

Net income	$275	$86	$281

Period End Data
Assets	284,544	239,742	246,842
Loans, gross	201,850	119,656	160,708
Securities	62,623	104,857	69,128
Deposits	227,767	196,165	188,341
Other borrowed funds	28,000	17,000	30,500
Shareholders’ equity	27,907	26,096	27,376
Non-performing assets (3)	—	—	—
Average Balance Sheet
Assets	273,991	235,941	233,439
Loans, gross	187,683	114,526	122,454
Deposits	224,987	197,874	199,305
Shareholders’ equity	27,564	26,658	23,090
Asset Quality
Non-performing assets (3)	—	—	—
Allowance for loan losses	1,986	1,212	1,586
Net charge-offs	—	—	—
Non-performing assets to total assets	—	—	—
Allowance for loan losses to loans	0.98%	1.01%	0.99%
Net Charge-offs to average loans	—	—	—
Per Common Share
Basic income per share	0.09	0.03	0.11
Diluted income per share	0.09	0.03	0.10
Book value per share	9.39	8.81	9.21
Period end common shares outstanding	2,973,330	2,960,430	2,972,330
Weighted average shares outstanding -basic	2,972,484	2,959,815	2,615,991
Weighted average shares outstanding -diluted	3,208,744	3,037,352	2,703,798
Financial Ratios
Return on average assets	0.10%	0.15%	0.12%
Return on average equity	1.00%	1.29%	1.22%
Net interest margin (2)	3.64%	2.86%	3.12%
Tier 1 leverage capital ratio	10.14%	11.38%	11.01%
(1) The Company does not record a provision for income taxes as a result of net operating losses.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none.

Summary Selected Consolidated Financial Data
	Quarter Ended March 31,
	2005	Quarter Ended March 31, 2004	Year Ended December 31, 2004
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$3,366	$2,139	$10,536
Interest expense	$1,216	$817	$3,669

Net interest income	$2,150	$1,322	$6,867
Provision for loan losses	$214	$220	$764
Non — interest income	$146	$155	$420
Non — interest expenses	$1,905	$1,252	$6,242
Provision for income taxes (1)	$—	$—	$—

Net income	$177	$5	$281

Period End Data
Assets	$256,115	$236,058	$246,842
Loans, gross	$173,590	$108,719	$160,708
Securities	$65,404	$112,192	$69,128
Deposits	$220,001	$207,017	$188,341
Other borrowed funds	$8,000	$1,000	$30,500
Shareholders’ equity	$27,342	$27,415	$27,376
Non-performing assets (3)	$—	$—	$—
Average Balance Sheet
Assets	$252,283	$200,171	$233,439
Loans, gross	$165,040	$94,602	$122,454
Deposits	$207,301	$155,826	$199,305
Shareholders’ equity	$27,426	$15,009	$23,090
Asset Quality
Non-performing assets (3)	$—	$—	$—
Allowance for loan losses	$1,800	$1,042	$1,586
Net charge-offs	$—	$—	$—
Non-performing assets to total assets	$—	$—	$—
Allowance for loan losses to loans	1.04%	0.96%	0.99%
Net Charge-offs to average loans	$—	$—	$—
Per Common Share
Basic income (loss) per share	$0.06	$0.00	$0.11
Diluted income (loss) per share	$0.05	$0.00	$0.10
Book value per share	$9.20	$9.27	$9.21
Period end common shares outstanding	2,972,330	2,958,430	2,972,330
Weighted average shares outstanding -basic	2,972,330	1,698,522	2,615,991
Weighted average shares outstanding-diluted	3,254,598	1,721,814	2,703,798
Financial Ratios
Return on average assets	0.28%	0.01%	0.12%
Return on average equity	2.62%	0.13%	1.22%
Net interest margin (2)	3.61%	2.79%	3.12%
Tier 1 leverage capital ratio	9.93%	11.16%	11.01%
(1) The Company does not record a provision for income taxes as a result of net operating losses.
(2) Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3) Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned . For all periods presented, there are none.